Exhibit 99.1

www.angieslist.com

Angie's List Reports Third Quarter 2015 Results

•	First profitable third quarter in Company history

•	Revenue of $87.0 million, representing 7 percent growth from the year ago quarter, with growing participating service providers on a sequential basis

•	Adjusted EBITDA, a non-GAAP financial measure, of $3.2 million, a $4.5 million improvement from the year ago quarter

•	Net income of $0.1 million, an improvement from a net loss of $5.2 million in the year ago quarter

•	Growth in total paid memberships, total contract value, web traffic and e-commerce participation by service providers

INDIANAPOLIS — October 21, 2015 — Angie’s List, Inc. (NASDAQ: ANGI) today announced financial results for the quarter ended September 30, 2015.

“We are pleased to report the first profitable third quarter in the history of Angie’s List. This was a quarter with stabilizing results. We are seeing good progress in key areas of our business, many of which are leading indicators for future results,” said Scott Durchslag, Angie’s List President and Chief Executive Officer.

“Improved efficiencies, including in selling and marketing expenses, together with increased quarter over quarter revenues, led to expanding margins. The increased revenue reflects improved service provider metrics from a year ago, including increases in contract value, backlog, total members, first year member retention, web traffic, mobile web traffic and consumer and service provider participation in e-commerce. Additionally, we turned around last quarter’s sequential decline in participating service providers. With our announcement this morning of Angie’s Fair Price Guarantee and Angie’s Service Quality Guarantee, we’ve further differentiated and strengthened our position as the leader in home services and taken our commitment to ensuring happy transactions between members and service providers to an entirely new level.”

“That said, we have much work remaining to achieve our full potential,” continued Durchslag. “Our top priority is to improve operational execution to reignite revenue growth, drive adjusted EBITDA and deliver free cash flow. We’ve already begun to take action, including identifying millions in annualized cost reductions to be implemented in 2016, redesigning our sales force, baselining our Net Promoter Scores and improving our marketing execution by shifting mix and changing agencies. This quarter we expect to begin scaling our new Angie’s List 4.0 platform, release our new service provider mobile application and improve execution in e-commerce, all capitalizing on investments that have already been made. Looking further ahead, we expect to introduce new products and partnerships that will monetize our more than 100 million unique visitors across all of our platforms. While it will take some time to realize the full benefit, I believe improvements will be more visible in our results in 2016. Ultimately, I am confident that through these actions, and given the Company’s many strengths, Angie’s List is well positioned to drive significant value creation for our shareholders and customers alike.”

Key Operating Metrics

Three months ended	September 30, 2015	September 30, 2014	Change
Total paid memberships (end of period)	3,248,239	2,983,439	9%
Gross paid memberships added (in period)	298,922	350,376	(15)%
Marketing cost per paid membership acquisition (in period)	$78	$64	22%
First-year membership renewal rate (in period)	75%	74%	1 pt
Average membership renewal rate (in period)	77%	77%	flat
Participating service providers (end of period)*	53,918	54,392	(1)%
Total service provider contract value (end of period, in thousands)	$270,904	$236,303	15%
Total service provider contract value backlog (end of period, in thousands)	$162,817	$145,829	12%

Nine months ended	September 30, 2015	September 30, 2014	Change
Gross paid memberships added (in period)	818,775	1,035,814	(21)%
Marketing cost per paid membership acquisition (in period)	$80	$79	1%
First-year membership renewal rate (in period)	74%	74%	flat
Average membership renewal rate (in period)	77%	77%	flat

* We include in participating service providers the total number of service providers under contract for advertising, e-commerce or both at the end of the period.

Market Cohort Analysis

	Pre-2003		2003-2007		Post-2007		Total
	September 30,		September 30,		September 30,		September 30,
	2015	2014	2015	2014	2015	2014	2015	2014
Number of Markets	10	10	35	35	208	208	253	253
Average Revenue/Market	$7,957,661	$7,258,018	$6,107,238	$5,416,899	$223,525	$188,725	$1,343,174	$1,191,409
Average Marketing Expense/Market	$1,070,334	$1,416,968	$1,126,209	$1,486,922	$99,040	$131,304	$279,530	$369,657

Membership Revenue/Paid Member	$26.59	$34.01	$24.41	$30.35	$14.77	$15.74	$22.29	$27.15
Service Provider Revenue/Paid Member	$107.18	$108.50	$101.31	$99.70	$41.88	$39.24	$86.77	$85.27
Total Revenue/Paid Member	$133.77	$142.51	$125.72	$130.05	$56.65	$54.98	$109.06	$112.42

Total Paid Memberships	625,159	564,568	1,778,286	1,622,252	844,794	796,619	3,248,239	2,983,439
Estimated Penetration Rate*	17%	15%	13%	12%	12%	11%	13%	12%
Annual Membership Growth Rate	11%	24%	10%	25%	6%	26%	9%	25%
Cohort table presents financial and operational data for the twelve months ended September 30, 2015 and 2014.

* Demographic information used in penetration rate calculations is based on third-party studies we commissioned in September 2015 and September 2014, respectively. According to these studies, the number of U.S. households in our target demographic was 27 million for the period ended September 30, 2015 and 28 million for the period ended September 30, 2014.

Third Quarter Results
Revenue
Total revenue for the third quarter of 2015 was $87.0 million, an increase of 7 percent compared to the prior year period, driven by higher service provider revenue, which increased 11 percent to $69.8 million, offset by a decline in membership revenue of 6 percent to $17.2 million from a year ago.

The growth in service provider revenue, which includes both advertising and e-commerce revenue, quarter over quarter was largely the result of a 12 percent increase in service provider revenue per participating service provider as well as a 15 percent quarter over quarter increase in service provider contract value. These gains were partially offset by lower average e-commerce take rates on higher unit sales compared to the year ago period.

The decline in membership revenue quarter over quarter is primarily the result of a 14 percent decrease in membership revenue per paid member attributable to tiered pricing, which has reduced average membership fees across all markets, as well as a 15 percent decrease in gross paid memberships added, partially offset by a 9 percent increase in the total number of paid memberships over the same time period.

Operating Expenses
Operations and support expense was $14.0 million, representing a $0.1 million decrease from the same period in the prior year, attributable to reductions in outsourced services expenditures and personnel costs, offset by increases in publication costs and credit card processing fees.

Selling expense was $29.0 million, a decline of $3.0 million quarter over quarter, due to lower headcount and increased efficiency. Total sales personnel declined 17 percent year over year, resulting in reduced selling compensation and personnel-related costs for commissions, wages and other employee benefits.

Marketing expense was $23.5 million, an increase of $0.9 million period over period, attributable to the planned timing and trajectory of our marketing spend in the current year.

Product and technology expense was $9.0 million, an increase of $0.3 million from the year ago period, due to an increase in technology-related outsourced services associated with the maintenance and support of our legacy technology infrastructure.

General and administrative expense was $10.7 million, representing an increase of $2.1 million quarter over quarter, driven by personnel headcount growth as well as costs incurred related to the search, identification and hiring of our new President and Chief Executive Officer.

Adjusted EBITDA
Adjusted EBITDA, a non-GAAP financial measure, was $3.2 million for the period as compared to an adjusted EBITDA loss of $1.3 million in the year-ago period, an improvement of $4.5 million.

Cash
Cash used in operations for the third quarter was approximately $1.8 million. At September 30, 2015, the balance of cash, cash equivalents and investments was $58.2 million.

Business Outlook
For 2015, Angie's List has updated its full year guidance for revenue and adjusted EBITDA. The Company now expects full year revenue for 2015 of $344 million to $348 million, an adjustment from our previous revenue guidance range of $357 million to $363 million.

The Company expects adjusted EBITDA to be in the range of $27 million to $30 million for full year 2015, an adjustment from prior guidance of $30 million to $32 million resulting from lower expected revenue, one-time expenses associated with the search, identification and hiring of the Company's new President and Chief Executive Officer as well as professional services fees related to activist activity in the Company's stock.

Angie’s List, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2015	December 31, 2014

	(Unaudited)
Assets
Cash and cash equivalents	$33,662	$39,991
Short-term investments	24,542	24,268
Accounts receivable, net	16,215	15,141
Prepaid expenses and other current assets	21,168	18,120
Total current assets	95,587	97,520
Property, equipment and software, net	72,786	51,264
Goodwill	1,145	1,145
Amortizable intangible assets, net	2,169	2,755
Other assets, noncurrent	1,560	1,854
Total assets	$173,247	$154,538

Liabilities and stockholders’ deficit
Accounts payable	$13,112	$5,490
Accrued liabilities	30,368	23,189
Deferred membership revenue	35,442	33,767
Deferred advertising revenue	49,039	48,399
Current maturities of long-term debt	750	—
Total current liabilities	128,711	110,845
Long-term debt, net	58,285	58,854
Deferred membership revenue, noncurrent	4,121	4,744
Deferred advertising revenue, noncurrent	532	669
Other liabilities, noncurrent	1,430	1,600
Total liabilities	193,079	176,712
Stockholders’ deficit:
Common stock	67	67
Additional paid-in-capital	272,144	265,895
Treasury stock	(23,719)	(23,719)
Accumulated deficit	(268,324)	(264,417)
Total stockholders’ deficit	(19,832)	(22,174)
Total liabilities and stockholders’ deficit	$173,247	$154,538

Angie’s List, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

	(Unaudited)		(Unaudited)
Revenue
Membership	$17,178	$18,279	$51,427	$55,095
Service provider	69,814	63,027	206,443	177,764
Total revenue	86,992	81,306	257,870	232,859
Operating expenses
Operations and support	14,022	14,119	43,476	39,413
Selling	29,034	32,078	89,467	88,478
Marketing	23,450	22,508	65,245	81,909
Product and technology	8,990	8,696	26,977	24,243
General and administrative	10,721	8,639	34,204	25,080
Total operating expenses	86,217	86,040	259,369	259,123
Operating income (loss)	775	(4,734)	(1,499)	(26,264)
Interest expense, net	684	—	2,380	579
Loss on debt extinguishment	—	458	—	458
Income (loss) before income taxes	91	(5,192)	(3,879)	(27,301)
Income tax expense	9	15	28	45
Net income (loss)	$82	$(5,207)	$(3,907)	$(27,346)

Net income (loss) per common share — basic and diluted	$0.00	$(0.09)	$(0.07)	$(0.47)

Weighted average common shares outstanding — basic and diluted	58,517	58,517	58,517	58,508

Non-cash stock-based compensation
Operations and support	$29	$20	$78	$45
Selling	182	109	343	292
Product and technology	256	387	678	838
General and administrative	1,259	1,901	5,150	4,770
Total non-cash stock-based compensation	$1,726	$2,417	$6,249	$5,945

Reconciliation of net income (loss) to Adjusted EBITDA (loss)
Net income (loss)	$82	$(5,207)	$(3,907)	$(27,346)
Income tax expense	9	15	28	45
Interest expense, net	684	—	2,380	579
Depreciation and amortization	1,588	1,450	4,791	4,018
Non-cash stock-based compensation	1,726	2,417	6,249	5,945
Loss on debt extinguishment	—	458	—	458
Litigation settlement adjustment	(881)	(450)	(1,841)	(450)
Non-cash long-lived asset impairment charge	—	—	686	—
Adjusted EBITDA (loss)	$3,208	$(1,317)	$8,386	$(16,751)

Angie’s List, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

	(Unaudited)		(Unaudited)
Operating activities
Net income (loss)	$82	$(5,207)	$(3,907)	$(27,346)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	1,588	1,450	4,791	4,018
Amortization of debt discount, deferred financing fees and bond premium	171	86	526	301
Non-cash stock-based compensation	1,726	2,417	6,249	5,945
Non-cash loss on debt extinguishment	—	266	—	266
Non-cash long-lived asset impairment charge	—	—	686	—
Non-cash loss on disposal of long-lived assets	—	—	279	—
Changes in certain assets:
Accounts receivable	(907)	(1,140)	(1,074)	(1,865)
Prepaid expenses and other current assets	209	146	(3,048)	(4,545)
Changes in certain liabilities:
Accounts payable	(1,872)	(4,639)	8,046	7,546
Accrued liabilities	(2,664)	(7,213)	7,338	12,653
Deferred advertising revenue	(1,459)	2,356	503	8,274
Deferred membership revenue	1,359	1,909	1,052	2,703
Net cash (used in) provided by operating activities	(1,767)	(9,569)	21,441	7,950

Investing activities
Purchases of investments	(4,480)	(1,640)	(13,680)	(13,164)
Sales of investments	2,360	6,320	13,355	17,400
Property, equipment and software	(2,957)	(5,373)	(6,473)	(12,904)
Capitalized website and software development costs	(6,580)	(4,565)	(20,429)	(12,785)
Intangible assets	(173)	(96)	(379)	(841)
Net cash (used in) investing activities	(11,830)	(5,354)	(27,606)	(22,294)

Financing activities
Proceeds from exercise of stock options	—	—	—	501
Principal payments on long-term debt	—	(15,000)	—	(15,000)
Proceeds from long-term debt issuance	—	60,000	—	60,000
Fees paid to lender	—	(1,210)	—	(1,210)
Cash paid for financing fees	—	(1,879)	—	(1,879)
Payment of contingent consideration from acquisition of business assets	—	(500)	—	(500)
Payments on capital lease obligations	(56)	(35)	(164)	(52)
Net cash (used in) provided by financing activities	(56)	41,376	(164)	41,860
Net (decrease) increase in cash and cash equivalents	$(13,653)	$26,453	$(6,329)	$27,516
Cash and cash equivalents, beginning of period	47,315	35,866	39,991	34,803
Cash and cash equivalents, end of period	$33,662	$62,319	$33,662	$62,319

Conference Call Information
The Company will host a conference call on October 21, 2015 at approximately 8:30 AM (ET) / 5:30 AM (PT) to discuss the quarterly financial results with the investment community. A live audio webcast of the event will be available on the Angie’s List Investor Relations website at http://investor.angieslist.com/.
A live domestic dial-in is available at (877) 380-5664 or (253) 237-1143 internationally. An audio replay will be available at (855) 859-2056 domestically or (404) 537-3406 internationally, using Conference ID 50932366 through October 27, 2015.

About Angie’s List
Angie’s List helps facilitate happy transactions between more than three million consumers nationwide and its collection of highly-rated service providers in 720 categories of service, ranging from home improvement to health care. Built on a foundation of authentic reviews of local service, Angie's List connects consumers directly to its online marketplace of services from member-reviewed providers, and offers unique tools and support designed to improve the local service experience for both consumers and service professionals.

Non-GAAP Financial Measures
In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), we disclose in this press release financial information that was not prepared in accordance with GAAP. This information includes non-GAAP Adjusted EBITDA, which we define as earnings before interest, income taxes, depreciation, amortization, non-cash stock-based compensation, loss on debt extinguishment, the litigation settlement adjustment and non-cash long-lived asset impairment charges. We use Adjusted EBITDA internally in analyzing our financial results and determined to disclose this measure to investors as we believe it will be useful to them, as a supplement to GAAP measures, in evaluating our operating performance relative to our industry sector and competitors. We believe that the use of Adjusted EBITDA provides additional insight for investors to use in evaluation of ongoing operating results and trends. However, non-GAAP financial measures such as Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. We have significant uses of cash flows, including capital expenditures and other contractual commitments, interest payments and income taxes that are not reflected in Adjusted EBITDA. Adjusted EBITDA does not consider the potentially dilutive impact of issuing non-cash stock-based compensation to our management and other employees. It should also be noted that other companies, including companies in the same industry, may calculate Adjusted EBITDA in a different manner than we do. We have provided a reconciliation of the Adjusted EBITDA measure to the most directly comparable GAAP financial measure herein.

Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including statements regarding expected revenue, increased margins, expansion of technology and mobile platforms, future products, attraction of new members, future marketing expense and growth opportunities. These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to accurately measure and predict revenue per paid membership, membership acquisition costs or costs associated with servicing our members; our ability to protect our brand and maintain our reputation among consumers and service providers; our ability to attract and retain service providers to advertise and sell e-commerce on our platforms; our ability to successfully monetize our memberships and service provider contracts as we grow our business; our success in converting consumers and service providers into paid memberships and participating service providers, respectively; our ability to renew memberships and participating service providers; our ability to predict and respond in a timely manner to changes in consumer demand; our ability to attract and retain key management and personnel; competitive factors; our ability to stay abreast of modified or new laws and regulations applying to our business, including those regarding sales or transaction taxes and privacy regulation; our ability to adequately protect our intellectual property; our ability to successfully implement our growth strategies or effectively manage our growing business; and general economic conditions and the corresponding impact on consumer confidence and spending.
For a discussion of these factors and other risks and uncertainties that may affect our business or cause actual results to differ materially from those contained in our forward-looking statements, please refer to the filings we make with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These documents are or will be available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at http://investor.angieslist.com. Information on our website is not part of this release.
All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:

Investor Relations:	Public Relations:
Leslie Arena	Debra DeCourcy, APR
317-808-4527	317-713-0479
lesliea@angieslist.com	debra.decourcy@angieslist.com